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                                                                EXHIBIT 23

                      [KPMG PEAT MARWICK LLP LETERHEAD]


                        Independent Auditors' Consent


The Board of Directors
FP Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-32788) on Post-effective amendment No. 4 to Form S-8 of FP Bancorp, Inc. of our report dated January 21, 1997, relating to the consolidated balance sheets of FP Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of FP Bancorp, Inc.


                                                KPMG PEAT MARWICK LLP

San Diego, California
June 11, 1997